THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD BE COMPETITIVELY HARMFUL TO THE COMPANY IF DISCLOSED

Exhibit 10.20

AMENDED AND RESTATED

MINING SERVICES AGREEMENT

This Amended and Restated Mining Services Agreement (this “Agreement”) is made as of October 9, 2022 (the “Effective Date”), by and between Griid Infrastructure LLC (“Operating Partner”) and Blockchain Capital Solutions (US), Inc. (“Customer”). Operating Partner and Customer are each referred to as a “Party” and collectively as the “Parties”. Capitalized terms will have the meanings set forth in Exhibit A, unless otherwise defined herein.

RECITALS:

WHEREAS, Operating Partner and Customer entered into that certain Mining Services Agreement dated as of March 21, 2022 (the “Prior Agreement”) pursuant to which Operating Partner and/or its Affiliates provided certain colocation, operation, management and maintenance services (the “Services” as further described in Section 1 below) pursuant to the terms of the Prior Agreement; and

WHEREAS, Operating Partner and Customer desire to amend and restate the Prior Agreement in its entirety as set forth herein for the purposes of, and on the terms and conditions set forth in, this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	SERVICES.

During the Term, Operating Partner will receive, install, operate, manage and maintain the Customer Mining Equipment at the Premises in accordance with this Agreement. Operating Partner agrees that all operation of the Customer Mining Equipment will be on Customer’s behalf, subject to the payments from Customer to Operating Partner set forth in this Agreement. Operating Partner shall deliver the Services in a professional manner and in keeping with commercially reasonable practices in the industry, but in no case less in all material respects than the standard of similar service that Operating Partner provides to itself and its controlled Affiliates. On or before the commencement of the Tranche I Planned Operational Date (as defined herein), Operating Partner shall dedicate and clearly designate the appropriate space within the Premises for purposes of operating the Customer Mining Equipment in accordance with this Agreement, which space shall be sufficient for the installation, operation and maintenance of the Customer Mining Equipment (and space so dedicated and clearly designated for the installation, operation and maintenance of the Customer Mining Equipment shall not also be used for other mining equipment).

1.1	Colocation.

1.1.1

Installation. Commencing in March of 2022 and at monthly intervals thereafter for the following six (6) months, Customer will deliver to Operating Partner at Operating Partner’s facility in Rutledge, Tennessee the Customer Mining Equipment for installation on the Premises and such Customer Mining Equipment will be added to Exhibit B. Exhibit B shall be updated from time to time upon the periodic delivery of Customer Mining Equipment to Operating Partner at such facility. Customer will notify Operating Partner in writing at least ten (10) days prior to the delivery date of any Customer Mining Equipment to the Premises. Operating Partner will install and begin operation of the Customer Mining Equipment on the Premises in the same manner and upon the same timing that Operating Partner deploys its own Mining equipment (the “Installation”). After initial Installation, Customer may, with the consent of Operating Partner (not to be unreasonably withheld, conditioned or delayed, and shall be deemed given if not rejected by Operating Partner in writing setting forth in reasonable detail the basis for rejection received by Customer within ten (10) days following Customer’s written request therefor), exchange, replace or upgrade its miners or any other Customer Mining Equipment from time to time which shall be installed by Operating Partner upon Customer’s request provided that (i) any installation and other costs associated with such exchange, replacement or upgrades shall be included in the shared operating expenses under Exhibit C before allocation to Customer and (ii) Operating Partner’s consent shall not be withheld, conditioned or delayed so long as the replacement Customer Mining Equipment is customarily used for cryptocurrency Mining purposes and is compatible with the electrical infrastructure and rack space in the Premises.

1.1.2

Infrastructure Development and Customer Mining Equipment Installation. Operating Partner agrees to make all necessary improvements and developments to the Premises to accommodate the Customer Mining Equipment (including, without limitation, all necessary cable, electrical, transformers and other infrastructure) to enable the Customer Mining Equipment to operate in accordance with the requirements in Section 1.2, and complete Installation and commence full operation of the Customer Mining Equipment (collectively, the “Infrastructure Development and Equipment Installation”) as follows:

(a)     Operating Partner agrees to complete the Infrastructure Development and Equipment Installation for (i) not less than 5 MW of power and accompanying Customer Mining Equipment no later than the Effective Date (the “Tranche I Planned Operational Date”), (ii) not less than 20 MW of power and accompanying Customer Mining Equipment no later than May 1, 2022 (the “Tranche II Planned Operational Date”), and (iii) not less than the additional power required to operate the additional Customer Mining Equipment in Operating Partner’s possession as at the Effective Date which has not be activated because such Customer Mining Equipment would exceed the 20 MW threshold in subclause (ii) no later than seven (7) days after the Effective Date (the “Tranche III Planned Operational Date”; each of the Tranche I Planned Operational Date, the Tranche II Planned Operational Date and the Tranche III Planned Operational Date is referred to as a “Planned Operational Date”), and to provide Customer periodic updates as to the progress toward completion of the Infrastructure Development and Equipment Installation.

(b)     Upon completion of the Infrastructure Development and Equipment Installation for each of Tranche I, Tranche II and Tranche III in accordance with this Section, Operating Partner will provide to Customer a written notice certifying that the Infrastructure Development and Equipment Installation is complete (each, a “Completion Notice”); provided, however, that immaterial developmental items that would not impair Operating Partner’s ability to fully perform its obligations under this Agreement can be completed by a commercially reasonable time that follows the applicable Planned Operational Date and shall not delay the delivery to Customer of the Completion Notice for such Planned Operational Date.

If, due to no fault of Operating Partner, the Customer Mining Equipment for Tranche I, Tranche II or Tranche III, as applicable, has not been delivered to the site where the Premises is located at least fourteen (14) days prior to the respective Planned Operational Dates, the corresponding Planned Operational Date shall be extended, if necessary, to the date that is fourteen (14) days after the Customer Mining Equipment for Tranche I, Tranche II or Tranche III, as applicable, has actually been delivered to the Premises. For the avoidance of doubt, as at the Effective Date, the Customer Mining Equipment for Tranche III has been delivered to, and is being held by Operating Partner for Customer at, the Premises.

1.1.3

Failure to Complete Infrastructure Development and Equipment Installation. If Operating Partner fails to complete the Infrastructure Development and Equipment Installation by the Planned Operational Date (subject to any extension of a Planned Operational Date pursuant to Section 1.1.2) except for those immaterial development items noted in Section 1.1.2(b) herein or fails to commence full operation of the Customer Mining Equipment at an alternative temporary facility (with Customer paying for electricity at the lesser of such facility’s power rate and schedule or those on the Approved Rate Card) of Operating Partner on such Planned Operational Dates while the Infrastructure Development and Equipment Installation is being completed at the Premises, Operating Partner will promptly pay to Customer the Late Development Fee, assessed at the end of each week following the Planned Operational Date. If, pursuant to the prior sentence, Operating Partner commences full operation of the Customer Mining Equipment at an alternative temporary facility of Operating Partner on any Planned Operational Dates while the Infrastructure Development and Equipment Installation is being completed at the Premises, Operating Partner shall pay the Late Development Fee (or a pro rata portion thereof) during any time that the Customer Mining Equipment is not in full operation while being relocated from the alternative temporary facility to the Facility. The “Late Development Fee” is intended to compensate Customer for the Generated Digital Assets that would have been paid to Customer on a weekly basis if Operating Partner had completed the Infrastructure Development and Equipment Installation by the Planned Operational Date and commenced operation of Customer’s miners as required in this Agreement. The weekly Late Development Fee payable by Operating Partner for each Functional Miner that has been delivered by Customer shall be equal to the Projected Daily Generated Digital Assets (defined below) for each such Functional Miner multiplied by the number of days in the applicable week that such Functional Miner was not fully in operation for the entirety of the day, and shall be paid in Bitcoin (BTC). The following formula shall be used to determine the “Projected Daily Generated Digital Assets”: the Rated Hashrate ÷ network hashrate x 144 (the number of blocks per day) x 6.25 (the block reward). The term “network hashrate” for purposes of the foregoing calculation shall mean a rolling fourteen (14) day average hashrate sourced from blockchain.com, CoinMetrics or Glassnode. For any miner that is not a Functional Miner, the portion of the Late Development Fee that would otherwise apply to such miner shall be equitably reduced based on the difference between its Rated Hashrate and the actual hashrate that such defective miner would achieve if operated properly. The Late Development Fee, if any, shall be assessed at the end of each week following the Planned Operational Date. For any time period after delivery of Customer’s miners but before such miners have been installed by Operating Partner, Operating Partner shall store such miners in a weathertight, secure area to avoid any damage thereto, at no cost to Customer (whether as an operating expense or otherwise).

1.2

Electrical Capacity; Operation. Commencing on or before the Effective Date (subject to Customer’s delivery of the Customer Mining Equipment and any adjustment to such date pursuant to Section 1.1.2) and continuing throughout the Term, Operating Partner shall provide not less than 5 MW of electrical capacity for the Customer Mining Equipment. Commencing on or before May 1, 2022 (subject to Customer’s delivery of the Customer Mining Equipment and any adjustment to such date pursuant to Section 1.1.2) and continuing throughout the Term, Operating Partner shall increase the electrical capacity for the Customer Mining Equipment to not less than a total of 20 MW of electrical capacity for the Customer Mining Equipment. Within seven (7) days of the Effective Date and continuing throughout the Term, Operating Partner shall increase the electrical capacity for the Customer Mining Equipment to not less than a total of electrical capacity for the Customer Mining Equipment necessary to operate all Customer Mining Equipment in the possession of Operating Partner as at the Effective Date. On the day of Installation, Operating Partner will operate the relevant Customer Mining Equipment on the Premises for the purpose of generating Digital Assets and make commercially reasonable efforts to minimize interruptions in the operation of the Customer Mining Equipment. At all times during the Term other than the first twenty-one (21) days of operation of each individual miner, Operating Partner shall maintain the following minimum performance standards, including by providing the electricity required therefor (the “Performance Standards”):

(i)	90% Uptime; and

(ii)	90% of Expected Monthly Hashrate.

In the event that Operating Partner at any time fails to achieve and maintain any of the Performance Standards required hereunder, Operating Partner shall pay a fee to Customer (the “Performance Standards Fee”), in Bitcoin (BTC), equal to ninety-five percent (95%) of the difference between (a) the total Projected Daily Generated Digital Assets expected to be generated by Customer’s Functional Miners during the period of the failure of the Performance Standards (assuming both 90% Uptime and 90% of Expected Monthly Hashrate) and (b) the Generated Digital Assets actually generated by Customer’s Functional Miners for such period. For any miner that is not a Functional Miner, the portion of the Performance Standards Fee that would otherwise apply to such miner shall be equitably reduced based on the difference between its Rated Hashrate and the actual hashrate that such defective miner would achieve if operated properly. The Performance Standards Fee, if any, shall be payable out of the Operating Partner Fee (as defined in Section 2.2) which would otherwise be retained by Operator and deposited in the Operating Partner Wallet pursuant to Section 2.2. In the event that any Performance Standards Fee due and payable to Customer in accordance with this Section exceeds the Operating Partner Fee in a month, then Operating Partner shall be obligated to pay to Customer the difference within ten (10) days after the end of such month, which amount shall be paid to the Customer Wallet in Bitcoin (BTC).

Operating Partner shall provide the Uptime and Expected Monthly Hashrate statistics to Customer no later than ten (10) business days after the beginning of each calendar month and shall include Uptime and Expected Monthly Hashrate statistics in any Audit, as defined in Section 5.

1.3

Management and Maintenance. Throughout the Term, Operating Partner shall be responsible for the management and maintenance of the Customer Mining Equipment. Operating Partner’s responsibilities will include (i) ongoing monitoring of performance metrics in an effort to maximize miner performance; (ii) Premises security; (iii) overall Premises maintenance; (iv) power and infrastructure maintenance; (v) Premises safety protocols; (vi) power procurement and billing; (vii) heat management; (viii) payment and management of employees and contractors performing services related to this Agreement; (ix) repair and maintenance of Customer Mining Equipment to the same standard and in the same manner as Operating Partner repairs and maintains its Mining equipment; and (x) all other such services as required for the Customer Mining Equipment to achieve the operation requirements in Section 1.2, but in no event will Operating Partner’s services be less than the services that Operating Partner uses to manage and maintain the Mining equipment belonging to Operating Partner or Operating Partner’s controlled Affiliates at the Premises. All such maintenance shall be performed in a diligent, competent and workmanlike manner. Operating Partner, at its expense, will make commercially reasonable efforts to perform all upgrades with a goal for the software or firmware of Customer Mining Equipment to maximize Uptime and Generated Digital Assets. Operating Partner, with the consent of Customer, shall address and facilitate repairs to Customer Mining Equipment. Customer shall pay the cost of replacement of parts or

Customer Mining Equipment and all R&M/warranty-related costs or claims that occur or become necessary due to faulty Customer Mining Equipment occurring upon or shortly after delivery or installation and all failure, loss or degradation of miners that occurs over the course of the useful life of the Customer Mining Equipment or in the normal course of operations. Notwithstanding the foregoing, in the event that any Customer Mining Equipment requires repairs or maintenance that Operating Partner would not perform for its Mining equipment (“Non-Standard R&M”), Operating Partner shall notify Customer in writing within ten (10) days of (a) Operating Partner’s determination not to perform any Non-Standard R&M and (b) the costs to perform such Non-Standard R&M. In such event, Customer may elect by written notice to Operating Partner to require Operating Partner to (i) make such Non-Standard R&M so long as Customer agrees in its notice to pay the costs thereof and/or (ii) pursue any available warranty claim for such Non-Standard R&M.

2.	ALLOCATION OF MINING POWER AND DEPOSIT OF DIGITAL ASSETS.

2.1

Allocation of Mining Power. Operating Partner shall provide the Services such that the Operating Partner will use the Customer Mining Equipment to Mine the cryptocurrency Bitcoin (BTC), unless otherwise agreed to in writing by Customer and Operating Partner. For avoidance of doubt, and in case of a hard fork of the Bitcoin protocol, under this Agreement “Bitcoin (BTC)” shall mean the forked chain as set forth by Customer. Operating Partner shall not “merge mine” or otherwise use the Customer Mining Equipment to Mine any other Digital Asset not expressly stated herein unless otherwise agreed to in writing by Customer and Operating Partner. Operating Partner shall not use any of the electrical power capacity required to be provided to Customer pursuant to Section 1.2.

2.2

Deposit of Digital Assets and Revenue Share. Promptly following the end of each twenty-four (24) hour period during the Term (adjusted as needed for non-standard, non-twenty-four-hour (24) days) (each period, a “Payout Period”), Operating Partner shall deposit ninety-five percent (95%) of the Generated Digital Assets in the Customer Wallet and five percent (5%) of the Generated Digital Assets (the “Operating Partner Fee”) in the Operating Partner Wallet. Whether or not Bitcoin (BTC) mined for Customer and for Operating Partner are from the same pool, the mined coins shall be segregated in separate accounts or subaccounts which shall redirect Customer’s mined coins into an account identified by Customer.

2.3

Monitoring. Within five (5) business days of the Installation, Operating Partner will provide all necessary access to Customer to remotely monitor the Generated Digital Assets and other metrics as reasonably requested by Customer, but in all cases including any and all control panels, access methods, and other features or metrics available to Operating Partner.

3.	ALLOCATION OF COSTS.

3.1	Electrical Charges and Operating Charges.

3.1.1

Customer and Operating Partner have agreed on a rate card for Operating Partner’s procurement of electricity (the “Approved Rate Card”), which is attached as Exhibit D. The Approved Rate Card includes (a) rates for electricity and (b) planned curtailment during selected peak demand periods (the “Planned Curtailment”).

3.1.2

The “Customer Electricity Charge” shall be one hundred percent (100%) of the costs of electricity (including required deposits used by the Customer Mining Equipment as determined by separate meter(s) plus the pro rata share (in the proportion that the Customer Mining Equipment’s electrical consumption bears to the electrical consumption of all Mining equipment at the Premises) of the electrical power bill (including any deposits and adjustments to such deposits) attributable to the balance of the Premises (excluding, for avoidance of doubt, Customer Mining Equipment electrical consumption) as determined by the actual amounts paid by Operating Partner to its electricity provider for the Premises, without premium or markup. The “Customer Operating Expenses Charge” shall be one hundred percent (100%) of the actual expenses as described in Exhibit C. Any deposits returned to Operating Partner from power providers that were included as part of the Customer Electricity Charges described above shall be returned to Customer within ten (10) days of receipt by Operating Partner; however, if for any reason other than a default by Customer in paying the Customer Electricity Charge the deposit paid by Customer has not been returned to Operating Partner within sixty (60) days following the end of the Term or earlier termination of this Agreement, Operating Partner shall reimburse Customer for such deposit and thereafter be permitted to retain the deposit when recovered from its electricity provider.

3.1.3

On or before the first day of each month during the Term, Customer shall pay to Operating Partner (provided that to the extent such prepayment relates to the Customer Electricity Charge, such amount shall be paid directly by Customer to the Utility Board (as defined below)) one million dollars ($1,000,000) (each a “Prepayment Amount”) which Prepayment Amount shall serve as a prepayment of, and shall be applied to, the actual Customer Electricity Charges and the Customer Operating Expenses Charge for such month. On or before the fifteenth (15th) day of each month Operating Partner shall invoice Customer for the Customer Electricity Charges and Customer Operating Expenses Charge for the prior month and, to the extent that such invoiced amount exceeds the Prepayment Amount for such prior month, Customer shall pay (i) to the Utility Board such excess amount of Customer Electricity Charges, and (ii) to Operating Partner such excess amount of the Customer Operating Expenses Charge, in each case within ten (10) business days of receipt of such invoice. In the event that the Prepayment Amount exceeds the invoiced amount for such month, any excess amounts shall be credited towards the invoice for the Customer Electricity Charges and the

Customer Operating Expenses Charge for the following month. Such invoices shall include a copy of the electricity invoices that Operating Partner received, reflecting the actual electricity costs paid by Operating Partner, and any detail breaking down Customer’s allocation of such electricity costs including, without limitation, the Approved Rate Card (or actual rates paid, if less than those on the Approved Rate Card) used in determining such electricity costs and a reasonably detailed accounting of applicable costs and expenses, along with the calculation of Customer’s share thereof with respect to all Customer Operating Expenses Charges. Notwithstanding any provision of this Agreement to the contrary, Customer shall have no responsibility to pay for any electricity costs that exceed the corresponding charges reflected in the Approved Rate Card. For the avoidance of doubt, this provision applies only to the power consumed in respect to the Services.

3.1.4

Notwithstanding the foregoing Section 3.1.3, within five (5) business days of the Effective Date, Customer shall pay to Operating Partner $981,315.70 which includes the actual Customer Electricity Charges and Customer Operating Expenses Charge for the month of September 2022.

3.2

Deposit. As soon as practicable after the Effective Date, Operating Partner, Customer and the Lenoir City Utility Board (the “Utility Board”) shall enter into an agreement pursuant to which Customer shall pay to the Utility Board that portion of the aggregate deposit required by the Utility Board up to one million five hundred thousand dollars ($1,500,000) (the “Deposit”) that is proportionately related to the electrical consumption by the Customer Mining Equipment at the Premises to be held by the Utility Board for and on behalf of Customer as a deposit and bond for the Customer Mining Equipment electrical consumption at the Premises. Customer will not be required to pay the Deposit unless and until such agreement (in form and substance reasonably satisfactory to Customer) is executed by all parties thereto.

3.3

Set-off. If Customer fails to pay any Customer Electricity Charges or Customer Operating Expenses Charges on or before the date required for payment as specified in this Agreement and Customer continues to fail to make such required payment for a period of ten (10) business days after receipt of written notice from Operating Partner (the “Cure Period End Date”), Operating Partner may set off : (a) any amount owing by it (or its Affiliates) to Customer (or its Affiliates) under or in connection with the Credit Agreement; against (b) one hundred and fifty thousand dollars ($150,000) each day of non-payment (commencing from the Cure Period End Date to, but excluding, the date of actual payment); provided that the maximum aggregate amount that may be set-off pursuant to this Section 3.3 shall be capped at nine million dollars ($9,000,000) (the “Cap Amount”). Commencing on the date that Operating Partner begins set off pursuant to this Section 3.3 and through the date upon which the total amount set off reaches the Cap Amount (the “Outside Date”), such set-off right shall be Operating Partner’s only remedy for any loss or damage suffered or incurred by Operating Partner in relation to the failure by Customer to pay any Customer Electricity Charges or Customer Operating Expenses Charges by the Cure Period End Date. Following the Outside Date and provided that Customer continues to have failed to make a payment as required under this Agreement, Operating Partner may terminate this Agreement in accordance with Section 12.3.

4.	DISPUTED AMOUNTS.

Customer may, in good faith, dispute any invoice or any part thereof (a “Disputed Amount”) by submitting a written notice of such dispute along with reasonable supporting documentation within ten (10) calendar days of the date of the initial invoice on which the Disputed Amount appears. Operating Partner will review the Disputed Amount after its receipt of the relevant notice and will provide Customer with any and all evidence demonstrating the propriety of the invoice. If the amount was billed in error, a credit for the amount invoiced incorrectly will be made to the next invoice. If the amount was invoiced correctly, Customer will pay the amount by the due date of the next invoice.

5.	RECORDS AND REPORTING.

Operating Partner will prepare reports, per Payout Period, regarding Generated Digital Assets and all Costs for the Payout Period, and provide Customer with access to a copy of such reports on a monthly basis or as reasonably requested by Customer, the form and substance of such reports to be reasonably agreed by the Parties. Customer may, once every calendar quarter during the Term, request access of Operating Partner’s facilities, books, and records to determine whether the Costs charged to Customer during a Payout Period under this Agreement were calculated in accordance with this Agreement (each such request, an “Audit”). Customer shall minimize the burden any Audit may cause Operating Partner provided that such efforts shall not impair Customer’s rights under this Agreement. Operating Partner will grant Customer such access within a commercially reasonable time period, but in no case longer than thirty (30) business days after a request for an Audit is made by Customer in writing. If it is discovered that Operating Partner has overcharged Customer, then Operating Partner shall pay Customer the difference between the charged amount and the actual amount. If it is discovered that Operating Partner has undercharged Customer, then Customer shall pay Operating Partner the difference between the charged amount and the actual amount. All Audits shall be at the sole expense of Customer.

6.	LENDER FINANCING.

6.1

Financing. Notwithstanding any provision of this Agreement to the contrary, Customer shall have the right to (i) enter into a collateral assignment of its interest in this Agreement and rights hereunder (a “Collateral Assignment”), (ii) enter into agreements with lenders for purposes of financing the Customer Mining Equipment or other items of Customer’s personal property (collectively, “Customer’s Property”) and/or (iii) grant security interests in the Customer Mining Equipment or Customer’s Property. Any agreement entered into by Customer in connection with items (i), (ii) or (iii) above shall be referred to hereinafter as a “Security Instrument”). Any Collateral Assignment of this Agreement in subclause (i) above to be effective shall require that secured party agree in writing that prior to exercising its rights to take over Customer’s rights under this Agreement under the Collateral Assignment, the secured party shall first deliver written notice to Operating Partner that Operating Partner shall have the right, for a period of thirty (30) days after notice from the secured party of any default by Customer under, or of an obligation secured by, a Security Instrument entitling the secured party to exercise rights under the Collateral Assignment, to pay off all Secured Party Indebtedness (as hereinafter defined); and if Operating Partner delivers payment of all such Secured Party Indebtedness to the secured party within such thirty (30) day period after notice from the secured party: (x) the secured party shall have no further rights to take over Customer’s rights under this Agreement and/or under the Collateral Assignment; and (y) Operating Partner shall be subrogated to all claims and rights of the secured party against Customer to the extent of such Secured Party Indebtedness paid by Operating Partner to the secured party. As used herein, the term “Secured Party Indebtedness” means the outstanding amount debt due to the secured party that is secured by the Collateral Assignment, plus all accrued and unpaid interest thereon, and other amounts due to the secured party related to the Collateral Assignment (including without limitation any late charges, default interest, exit fees, advances, expenses, attorneys’ fees and costs). Operating Partner hereby waives any so-called bailee’s or landlord’s lien and any statutory lien in any and all Customer Mining Equipment or Customer’s Property.

6.2

Lender Cure Rights. In the event that Customer enters into any Security Instrument and Customer provides written notice of such Security Instrument and the appropriate contact information for the Customer Lender (as defined herein), Operating Partner shall provide notice of any Customer default under this Agreement to the holder of any such Security Instrument (a “Customer Lender”) and provide such Customer Lender with the greater of the cure period available to Customer hereunder or thirty (30) days following Customer Lender’s receipt of such notice of default from Operating Partner to cure such default. A Customer Lender may elect, in its sole discretion, to cure any default under this Agreement by Customer.

If this Agreement is terminated as a result a default on the part of Customer or if Customer rejects this Agreement in bankruptcy, Operating Partner shall, subject to the satisfaction of the conditions provided below, on written request of a Customer Lender made at any time within thirty (30) days after Operating Partner has given notice of such termination to such Customer Lender, enter into a new agreement with such Customer Lender (a “New Agreement”) within ninety (90) days after receipt of such request. Any such New Agreement for a Customer Lender shall be effective retroactive as of the date of termination of this Agreement, and, except as provided below, shall be upon all the same terms and conditions of this Agreement which would have been in effect had such Customer Lender taken an assignment of Customer’s interest under this Agreement. The term of any such New Agreement shall be the remainder of the Term of this Agreement. The provisions of this Section shall survive the termination of this Agreement.

6.3

Estoppels. Either Party shall, from time to time, upon not less than ten (10) business days’ prior written request by the other, execute, acknowledge and deliver to the other a written statement certifying that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates through which the Costs have been paid, that neither Operating Partner nor Customer is in default hereunder (or if so, specifying the nature of the default) and whether such Party has any offsets or defenses against the other under this Agreement, it being intended that any such statement delivered pursuant to this Section 6 may be relied upon by prospective purchasers or a current or prospective Customer Lender or in connection with any equipment financing.

7.	CONTRACTORS.

Operating Partner may use its affiliates and any third-party contractors, vendors and/or Operating Partners to provide the Services (in whole or in part) (“Contractors”). Operating Partner shall be jointly and severally liable for the acts and omissions of any Contractor and the acts and omissions of any Contractor will be treated as the acts and omissions of Operating Partner under this Agreement.

8.	OWNERSHIP.

For the avoidance of doubt, as between the Parties, all Customer Mining Equipment and Generated Digital Assets required to be deposited into the Customer Wallet pursuant to Section 2.2 shall remain the sole property of Customer and will not be construed as fixtures or fittings or otherwise attached to an Operating Partner facility. As between the Parties, Operating Partner retains title to all racking, connectors, fittings, parts and other materials used or provided by Operating Partner at the Premises to provide Customer with the Services as well as the Generated Digital Assets to be deposited into the Operating Partner Wallet pursuant to Section 2.2. Upon termination or expiration of this Agreement, the Parties shall take all required actions under Section 12.4.

9.	RISK OF LOSS; INDEMNITY; INSURANCE.

9.1

Operating Partner shall be responsible for the care, custody and control of all Customer Mining Equipment and other property of Customer from the time it is Delivered at Place (DAP), Operating Partner designated warehouse/storage facility, located in Rutledge, Tennessee, prior to unloading and while installed or located at the Premises until such time as such items are loaded onto vehicles by Customer for removal or deemed abandoned by Customer hereunder, and at such time as such items are loaded onto vehicles by Customer for removal, all risk of loss to property in Operating Partner’s care, custody and control shall be assumed or insured by Customer, except as provided for in Section 9.2. For the avoidance of doubt, during any transfer of the Customer Mining Equipment and other property of Customer between the Premises and other facilities of Operating Partner or any Affiliate pursuant to this Agreement or otherwise, responsibility for the care, custody and control of all Customer Mining Equipment and other property of Customer, and all risk of loss associated therewith, shall remain with Operating Partner. Notwithstanding the foregoing, Customer agrees Operating Partner shall not be responsible and shall have no liability with respect to any damage to or defects in the Customer Mining Equipment or any other issues related to the Customer Mining Equipment that are not the result of Operating Partner’s acts or omissions in performing its obligations under this Agreement.

9.2

Subject to this Article 9 and Article 10, to the fullest extent permitted by law, Operating Partner shall indemnify, defend and hold harmless Customer, its parent entities and subsidiaries, each of their respective members, managers, partners, officers, directors, shareholders, representatives and employees, and their respective successor and assigns (collectively, the “Customer Indemnitees”), from and against any and all claims, damages, losses and expenses, including reasonable attorneys’ fees, arising out of or resulting from: (a) any damage, theft or loss to any Customer Mining Equipment and other property of Customer during the period when care, custody and control is vested with Operating Partner, to the extent that such damage, theft or loss was the result of Operating Partner’s negligence or willful misconduct or failure to perform its obligations under this Agreement; or (b) any bodily injury, sickness, disease or death, or to injury to or destruction of property (other than Customer Mining Equipment or other equipment of Customer, which is addressed in clause (a) above), occurring at the Premises or caused by the negligence or misconduct of Operating Partner, anyone directly or indirectly employed by them or anyone for whose acts they may be liable (all of the foregoing claims, damages, losses and expenses under clause (a) or (b) are collectively referred to a “Indemnified Claims and Losses”). Any amounts received by any Customer Indemnitee under this Article 9 for any Indemnified Claims and Losses shall be net of any amounts recovered by the Customer Indemnitees under any insurance policy obtained or maintained by Customer or its Affiliates as required by Section 9.3 and Schedule 1 or that would have been recoverable by the Customer Indemnitees had the Customer or its Affiliates obtained and maintained the insurance coverages required to be maintained by Customer pursuant to Section 9.3 and Schedule 1. Each Customer Indemnitee shall use commercially reasonable efforts, at no out-of-pocket cost to Customer Indemnities, to mitigate all Indemnified Claims and Losses for which indemnification may be sought, including by using commercially reasonable efforts to collect the maximum amount recoverable with respect thereto under any insurance policy obtained and maintained by Customer or its Affiliates as required by Section 9.3 and Schedule 1. The Customer Indemnitees shall promptly reimburse Operating Partner for any such amount received by Customer Indemnitees from any insurance policy maintained as required by Section 9.3 and Schedule 1 with respect to any Indemnified Claims and Losses after and to the extent any indemnification with respect thereto has been paid by Operating Partner pursuant to this Agreement.

9.3

Customer or Operating Partner, as the case may be, shall purchase from the insurers and maintain during the term of this Agreement the insurance coverages with at least the indicated minimum coverage limits listed in Schedule 1. Customer or Operating Partner, as the case may be, shall take all actions necessary to comply with the terms and conditions of the insurance coverages required to be obtained and maintained by it hereunder. Nothing herein shall prevent or limit the right of either Party to obtain any additional insurance policies or additional coverage from that indicated in Schedule 1, and the Parties make no representation or warranty that the insurance coverages set forth in Schedule 1 are adequate or sufficient for the purposes of the respective Parties.

9.4

Operating Partner shall cause the Commercial General Liability and Umbrella Liability insurance policies required to be obtained by it pursuant to Section 9.3 and Schedule 1 to include Customer Indemnitees as additional insureds, on a primary non-contributory basis, (using both of CG 20 10 04 13 and CG 20 37 04 13 or their equivalent).

9.5

Notwithstanding anything to the contrary, (a) Operating Partner waives all rights of recovery (including rights of subrogation) against the Customer Indemnitees for any claim, injury, loss or damage arising from any occurrence (i) to and arising from any theft, casualty or loss to the Premises or property of Operating Partner or its Affiliates, (ii) covered by any insurance maintained by Operating Partner or its Affiliates or (iii) that would have been covered by any insurance required to be maintained by Operating Partner or its Affiliates hereunder had Operating Partner or its Affiliates maintained the insurance coverage required to be maintained by it pursuant to Section 9.3 and Schedule 1, and (b) Customer, on behalf of itself and all Customer Indemnitees, waives all rights of recovery (including rights of subrogation) against Operating Partner for any loss or damage to Customer Mining Equipment or other property of Customer (i) covered by any first party insurance maintained by Customer or its Affiliates pursuant to Section 9.3 or Schedule 1 or (ii) that would have been covered by any insurance required to be maintained by Customer or its Affiliates hereunder had Customer maintained the insurance coverage required to be maintained by it pursuant to Section 9.3 and Schedule 1. All of the insurance policies of Operating Partner (except Workers’ Compensation) shall include a waiver of subrogation clause or endorsement denying to the insurer rights of subrogation against the Customer Indemnitees. All insurance policies maintained by Customer pursuant to Section 9.3 and Schedule 1 covering Customer Mining Equipment shall include a waiver of subrogation clause or endorsement denying to the insurer rights of subrogation against Operating Partner.

9.6

Failure of Operating Partner to secure insurance coverages required to be maintained pursuant to Section 9.3 and Schedule 1 or its failure to comply fully with any of the insurance provisions of this Agreement shall in no way relieve Operating Partner of its obligations under this Agreement (including, without limitation, Sections 9.1 and 9.1).

10.	DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY.

10.1

DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED HEREIN, EACH PARTY, ITS AFFILIATES AND ITS AND THEIR THIRD PARTY LICENSORS OR SERVICE PROVIDERS EACH EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES CONCERNING THE SERVICES OR PROVISION OF THE CUSTOMER MINING EQUIPMENT, WHETHER ORAL OR WRITTEN, INCLUDING WITHOUT LIMITATION WARRANTIES OF ACCURACY, TIMELINESS, COMPLETENESS, RESULTS, AND THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EVEN IF A PARTY, ITS AFFILIATES AND ITS AND THEIR THIRD PARTY LICENSORS OR SERVICE PROVIDERS HAVE BEEN INFORMED OF SUCH PURPOSE, OR ANY REPRESENTATIONS AND WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE. CUSTOMER, ITS AFFILIATES, AND ITS AND THEIR THIRD-PARTY LICENSORS AND SERVICES PROVIDERS SHALL NOT BE RESPONSIBLE FOR ANY USE, MAINTENANCE, STORAGE, HOSTING OF THE CUSTOMER MINING EQUIPMENT BY OPERATING PARTNER OR OTHERS.

10.2 EXCLUSION OF CERTAIN DAMAGES; LIMITATION OF DAMAGES. SUBJECT TO SECTION 10.3 (EXCEPTIONS), NEITHER PARTY TO THIS AGREEMENT WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS (DIRECT OR INDIRECT), OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE. NOTHING IN THIS SECTION OR ELSEWHERE IN THIS AGREEMENT SHALL PRECLUDE RECOVERY OF AMOUNTS EXPRESSLY CONTEMPLATED IN THIS AGREEMENT. SUBJECT TO SECTION 10.3 (EXCEPTIONS), NEITHER PARTY TO THIS AGREEMENT WILL BE LIABLE FOR ANY DAMAGES IN EXCESS OF TEN MILLION DOLLARS ($10,000,000.00).

10.3	EXCEPTIONS. Nothing in this Agreement excludes Operating Partner’s liability or otherwise limits Customer’s remedies for any of the following:

(a)	death or personal injury resulting from its gross negligence or the gross negligence of its controlled Affiliates in connection with this Agreement;

(b)	fraud or fraudulent misrepresentation;

(c)	matters for which liability cannot be excluded or limited under applicable law;

(d)	matters covered by insurance or which would have been covered by insurance if maintained by Operating Partner as required herein; or

(e)	remedies expressly set forth in this Agreement.

11.	RESERVED.

12.	TERM AND TERMINATION.

12.1	This Agreement shall commence on the Effective Date and will remain in effect through February 28, 2027 (the “Term”).

12.2	Customer may terminate this Agreement upon not less than ninety (90) days prior written notice to Operating Partner for any reason or no reason.

12.3

Either Party may terminate this Agreement upon written notice to the other Party if such other Party breaches any material term or condition of this Agreement and fails to remedy the breach within sixty (60) days (or ten (10) business days in the case of a failure to make payment in accordance with the terms of this Agreement subject to Section 3.3) after being given written notice thereof (a “Material Default). If this Agreement is terminated by either Party for a Material Default by the other Party, then such non-defaulting Party shall have all rights at law or in equity with respect to such Material Default and termination. Any termination of this Agreement for a Material Default of this Agreement by Operating Partner shall be a default under any other credit agreement, loan agreement or other similar agreement between Operating Partner and Customer or any of its affiliates.

12.4

Following the expiration or termination of this Agreement, each Party’s rights and obligations under this Agreement shall terminate and Customer shall be entitled to (i) the prompt possession of all Customer Mining Equipment or (ii) leave and abandon the Customer Mining Equipment at the Premises. Upon expiration or termination of this Agreement, Customer shall have the right but not the obligation to arrange for the removal of the Customer Mining Equipment from the Premises at Customer’s sole cost and expense; provided, however, that if Customer terminates this Agreement pursuant to Section 12.3 and elects to remove the Customer Mining Equipment then Customer shall be reimbursed by Operating Partner for the reasonable cost of removing and relocating the Customer Mining Equipment from the Premises. Operating Partner shall make such reimbursement to Customer within thirty (30) days after such removal. If Customer elects to remove the Customer Mining Equipment from the Premises at the expiration or earlier termination of this Agreement, Customer shall have a period of forty-five (45) days after the date of such expiration or earlier termination to so remove the Customer Mining Equipment. Any Customer Mining Equipment not so removed by Customer within such forty-five (45) day period shall be deemed abandoned by Customer.

12.5

If this Agreement is terminated or expires for any reason, Operating Partner shall provide Customer with timely supervised access to any Premises in which Operating Partner is hosting the Customer Mining Equipment and reasonably assist Customer to remove the Customer Mining Equipment and, if Customer elects to remove the Customer Mining Equipment, Customer agrees to remove the Customer Mining Equipment within forty-five (45) days after such termination. The Parties agree that, although Operating Partner may store, use, or install the Customer Mining Equipment at its facility, the Customer Mining Equipment is and shall remain the exclusive property of Customer and shall not be deemed to become a fixture of the Premises or otherwise so related to the Premises as to give rise to a similar interest to Operating Partner under applicable real estate law. Operating Partner shall not grant or otherwise facilitate any third party to obtain any lien, security interest, or other encumbrance to attach to any of the Customer Mining Equipment, and shall defend and hold Customer harmless from any claim by a third party of any such lien, security interest, or encumbrance. Operating Partner shall take all necessary action to effectuate the provisions of this Section, including the grant of access to Customer, notwithstanding any adverse condition of Operating Partner, such as bankruptcy or other insolvency proceedings. Operating Partner shall promptly notify Customer if any such written claim or written notice related to the Customer Mining Equipment is received by Operating Partner.

13.	COMMUNICATIONS AND NOTICES.

13.1	All notices, requests, or other communications or documents to be given under this Agreement shall be in writing and addressed to the person(s), and at the addresses, set forth for each Party below:

Operating Partner:	Customer:
Griid Infrastructure LLC	Blockchain Capital Solutions (US), Inc.
2577 Duck Creek Road	251 Little Falls Drive, Wilmington,
Cincinnati, OH 45212	New Castle 19808, Delaware
Attn: James D. Kelly III	Email:[***]
Email: [***]

with a copy to:	with a copy to:

Troutman Pepper Hamilton Sanders LLP	Goodwin Procter LLP
875 Third Avenue	100 Northern Avenue
New York, NY 10022	Boston, MA 02210
Attn: Patrick B. Costello	Attention: Bruce Tribush
Email: patrick.costello@troutman.com	Email: btribush@goodwinlaw.com

13.2

Notices shall be deemed effective when sent by e-mail with confirmation of transmission by the transmitting equipment. Each Party may designate a different address or contact person by notice given in the manner provided in this section.

14.	DATA STORAGE AND PROTECTION.

14.1

Operating Partner has established and will maintain, and will comply with, a business continuity and disaster recovery plan that complies with commercially reasonable best practices of the cryptocurrency Mining industry, and which is reasonably designed to enable Operating Partner to perform its obligations under the Agreement in accordance with the terms hereof without any interruption

14.2

Operating Partner has implemented and will maintain an information security program using commercially reasonable practices in the industry that includes policies and procedures that are designed to (x) safeguard Operating Partner’s electronic systems and Customer’s Confidential Information, among other things, against unauthorized access or misuse, and (y) ensure that the Generated Digital Assets will not be subject to any loss, impairment, unauthorized use, or unauthorized access. In the event that Operating Partner becomes aware of a Data Security Incident (defined below), Operating Partner shall promptly notify Customer and such notice shall include the following information: (i) the timing and nature of the Data Security Incident, (ii) the information related to Customer that was compromised, including the names of any individual acting on Customer’s behalf in his or her corporate capacity whose personal information was compromised, (iii) when the Data Security Incident was discovered, and (iv) remedial actions that have been taken and that Operating Partner plans to take. “Data Security Incident” means any (a) unauthorized access or use of Customer’s information or account, Generated Digital Assets, or Customer’s, Operating Partner’s, or its Contractor’s computers or other information technology systems, (b) incident whereby Customer’s information or Generated Digital Assets is otherwise lost, stolen or compromised, or (c) incident whereby Operating Partner breached its data security obligations, including, but not limited to, those set forth in this Section 14.2. Service Provider shall reimburse Customer to the extent of any loss of Generated Digital Assets suffered by Customer as a result of a Data Security Incident.

15.	REPRESENTATIONS AND WARRANTIES.

15.1

Each Party hereby represents, warrants and covenants to the other Party that: (a) it has full right, power and authority to enter into this Agreement and to perform its obligations under this Agreement; (b) the execution of this Agreement and the performance of its obligations hereunder do not and will not constitute any material breach of any agreement to which it is a party; and (c) it will comply with all applicable laws that apply to its performance hereunder.

15.2

Each Party hereby represents, warrants and covenants that as between Operating Partner and Customer, Customer will be the beneficial owner of the Generated Digital Assets which are to be deposited into the Customer Wallet pursuant to Section 2.2 and there will be no third-party beneficiaries to this Agreement.

15.3	Operating Partner hereby represents, warrants, and covenants that:

(i) the Services, the Operating Partner Software, and the use thereof by Customer as contemplated under this Agreement, do not and will not infringe, violate, or misappropriate the Intellectual Property Rights of any person or entity anywhere in the world;

(ii) Operating Partner’s Premises is and shall remain for the Term in good operating condition for purposes of providing the Services;

(iii) Operating Partner will deposit the Generated Digital Assets into the Customer Wallet pursuant to Section 2.2 and segregate such Generated Digital Assets from both the (a) property of Operating Partner and its Affiliates, and (b) assets of any third party;

(iv) Operating Partner will perform its obligations under the Agreement in compliance with all laws, rules and regulations applicable to the provision of the Services; and

(v) Operating Partner possesses, and will maintain, all licenses, registrations, authorizations and approvals required by any governmental agency, regulatory authority or other party necessary for it to operate its business and engage in the business relating to its provision of the Services.

15.4	Customer hereby represents, warrants, and covenants that:

(i) Customer owns and/or has the beneficial right to use the Customer Mining Equipment;

(ii) Customer Mining Equipment is in good operating condition, fit for use, free of viruses, worms, time bombs, Trojan horses or other harmful, malicious or destructive code when delivered to Operating Partner; and

(iii) Customer will perform its obligations under the Agreement in compliance with all applicable laws, rules and regulations.

16.	GENERAL PROVISIONS.

16.1	No Other Expenses. Other than the fees and expenses expressly provided for herein, each Party shall be solely responsible for its expenses and costs of performing under this Agreement.

16.2

Governing Laws; Venue. This Agreement will be construed in accordance with the laws of the State of Delaware as applied to contracts made and performed entirely therein, and without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the Parties. All disputes, suits, actions or proceedings (“Action”) relating to this Agreement shall be brought solely in the state or federal courts located in Wilmington, Delaware. Each Party hereby consents to the exclusive jurisdiction and venue of the state or federal courts located in Wilmington, Delaware in connection with any such dispute, suit, action or proceeding, and waives any defense of forum inconveniens in connection therewith. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER PARTY IN CONNECTION WITH THIS AGREEMENT.

16.3

Meet and Confer. The Parties agree to confer regularly about the Services being rendered by Operating Partner and each Party agrees that it will raise any concerns regarding the execution of the obligations under this Agreement in a timely manner so that Parties can attempt in good faith to resolve them in a timely manner. Each Party agrees that, prior to bringing any Action against the other Party, the first Party shall offer to meet and confer with the other Party in a good faith attempt to resolve such potential Action without a court proceeding, provided, that nothing in this Section 16.3 shall bar or impair either Party’s respective rights to pursue all lawful rights and remedies subject to satisfying the requirements of this Section 16.3. To the maximum extent practical in light of the circumstances, at least thirty (30) days prior to initiating any Action, the presidents of the Parties shall meet, in person if possible, and discuss a resolution of the dispute.

16.4

Assignment. Operating Partner shall not assign, sublicense or otherwise transfer this Agreement, in whole or in part, to an unaffiliated third party without the prior written consent of Customer, which shall not be unreasonably withheld or delayed; provided, however, Operating Partner may assign the Agreement upon notice to, but without requiring the consent of, Customer (i) to an Affiliate with net worth and liquid assets no less than those of Operating Partner or (ii) to the successor in connection with a merger, consolidation or sale of all or substantially all of Operating Partner’s assets.

Customer shall not assign, sublicense or otherwise transfer this Agreement, in whole or in part, to an unaffiliated third party without the prior written consent of Operating Partner, which shall not be unreasonably withheld or delayed; provided, however, Customer may assign this Agreement upon notice to, but without requiring the consent of, Operating Partner (i) to an Affiliate, (ii) to the successor in connection with a merger, consolidation or sale of all or substantially all of the Customer Mining Equipment or (iii) to the secured party of a Collateral Assignment provided such secured party complies with the terms of this Agreement including Section 6.1.

16.5

Entire Agreement. This Agreement, including any updates, exhibits, or amendments, constitutes the complete and exclusive agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding the same. This Agreement may only be modified by a written instrument properly executed by the Parties (and such written instrument shall explicitly say that it is an amendment hereto so that no informal amendment inadvertently occurs).

16.6

Confidentiality. The terms and conditions of this Agreement are the confidential information of each Party. The Services, the Costs and any other related materials or information provided by Operating Partner to Customer are Operating Partner’s confidential information, regardless of whether they are marked as confidential, proprietary or otherwise. The data provided by Customer to Operating Partner in the context of this Agreement (and any other materials or information provided by Customer to Operating Partner) are Customer’s confidential information, regardless of whether they are marked as confidential, proprietary or otherwise. During the Term and for five (5) years thereafter, the Parties shall (a) keep such confidential information strictly confidential in a manner that each Party protects its own confidential or proprietary information of a similar nature (and with no less than reasonable care); and (b) not disclose such confidential information to any third party other than each Party’s partners, vendors, assignees, purchasers and prospective purchasers, investors and prospective investors, lenders and prospective lenders, lessors and prospective lessors, and financial or legal consultants that have a need to know such information and have agreed in writing to keep such information confidential and not disclose such confidential information, consistent with the terms of this Agreement. Notwithstanding the foregoing, either Party may disclose confidential information as required by law regulatory authority or by order of a court of competent jurisdiction, provided that, in such event, (i) such Party will, to the extent practicable and legally permissible, provide the other Party with prompt notice of such obligation and permit the other Party an opportunity to take legal action to prevent or limit the scope of such disclosure; and (ii) such Party will furnish only that portion of the other Party’s confidential information which the Party is advised by counsel is legally required and the Parties will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such confidential information. Notwithstanding the foregoing, the confidentiality obligations set forth in this Section do not apply to information which: (a) was in a Party’s possession before receipt from the other Party; (b) is or becomes a matter of public knowledge through no fault of a Party; (c) was rightfully disclosed to a Party by a third party without restriction on disclosure; or (d) is developed by a Party without use of the other Party’s confidential information as can be shown by documentary evidence.

16.7

Independent Contractors. Operating Partner and Customer are independent contractors, and nothing in the Agreement will create any partnership, joint venture, agency, franchise, sales representative, or employment relationship between the Parties. Neither Party is an agent or representative of the other or is authorized to make any warranties or assume or create any other obligations on behalf of the other.

16.8

Intellectual Property. Nothing in this Agreement shall be deemed to grant to either Party any rights or licenses, by implication, estoppel or otherwise, to any of the other Party’s Intellectual Property Rights. Neither Party shall contest or challenge, or assist any third party in contesting or challenging, the validity or enforceability of any of the other Party’s Intellectual Property Rights. To the extent Customer utilizes any software or platform created by Operating Partner (“Operating Partner Software”) in furtherance of this Agreement, including the dashboard, Operating Partner grants to Customer a limited, worldwide, royalty-free, fully paid-up, nonexclusive, non-transferable (except as permitted pursuant to Section 17.4) limited license during the Term to install and use the Operating Partner Software in connection with using the Services.

16.9

Trademarks. Each Party is strictly prohibited from using any product or corporate name, designation, logo, trade name, trademark, service name or service mark associated with the other Party (collectively, “Brand Features”) in any marketing materials, offering circular, prospectus or otherwise, without the prior written consent of the first Party, which may be withheld by the first Party in its sole and absolute discretion.

16.10

No Exclusivity. This Agreement in no way establishes any exclusive arrangement between Customer and Operating Partner. Each Party acknowledges and agrees that the other Party is free to enter into agreements and other arrangements with any third parties, at any time, regarding any products or services.

16.11

Parties Are Sophisticated and Represented. No preference shall be given to one Party by virtue of the fact that such Party did not draft this Agreement. No bias shall be placed against the drafter. Each Party has been advised and offered the opportunity to seek legal counsel regarding this Agreement. To the extent it chooses not to or to limit such, it hereby waives any later complaint that it lacked proper counsel or understanding. No failure by any Party to insist upon the strict performance of this Agreement shall constitute waiver of any breach, covenant, duty, or term herein.

16.12

Counterparts / Execution. The Agreement may be executed in counterparts, which together shall constitute a single instrument, and may also be executed by electronic signature, and the Parties agree that facsimile, digitally scanned or other electronic copies of signatures shall be valid and binding as originals.

16.13

Taxes. The Costs and fees set forth herein do not include any foreign, federal, state or local sales, value added, use, withholding or other similar taxes, tariffs or duties, however designated, levied against the sale, licensing, delivery or use of the Services (“Taxes”). Each Party shall be responsible for its own Taxes. Customer shall not be liable for any Taxes based on Operating Partners’ net income and ad valorem, personal and real property taxes imposed on Operating Partner’s owned or leased property.

16.14

Force Majeure. Subject to the provisions of Section 16.15 and excluding any of the following events for which losses occasioned thereby are covered by any insurance required to be carried by Operating Partner or the Customer hereunder, notwithstanding any other provision of this Agreement, no Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any obligations of such Party (the “Impacted Party”) under this Agreement, when and to the extent such failure or delay is proximately caused by or results from the following events (“Force Majeure Event(s)”): (a) acts of God, (b) flood, fire, earthquake, or explosion affecting the Premises; (c) pandemic, epidemic, health emergencies, virus (e.g., SARS Cov 2) or disease (e.g., COVID) resulting in orders of governmental authorities directing suspension of operations at the Premises, or otherwise directly, materially and adversely restricting operations at the Premises; (d) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest directly impacting the Premises; (e) regional strikes, labor stoppages or slowdowns not directed specifically at Operating Partner or any Affiliate thereof, or any contractors, suppliers or vendors engaged by Operating Partner or any Affiliate thereof; or (f) unanticipated power curtailment by the power provider not permitted by Operating Partner’s agreement with the power provider not attributable to any act or omission of Operating Partner or any Affiliate thereof. Notwithstanding the foregoing to the contrary, (i) nothing in this Section shall permit or allow the late payment or non-payment of any amounts payable hereunder or toll the time for paying such amounts to Operating Partner or to Customer, as applicable, and (ii) the Impacted Party must exercise commercially diligent effort so to overcome or minimize the impact of any Force Majeure Event(s). As a condition to asserting that any Force Majeure Event(s) has impacted performance, the Impacted Party must provide prompt written notice to the other Party setting forth in reasonable detail the alleged Force Majeure Event(s), the impact(s) thereof, and the steps being taken by the Impacted Party to overcome or mitigate such impact(s). If any Force Majeure Event(s) impair or suspend full operation of Customer Mining Equipment for more than thirty (30) days in the aggregate, then the Term of this Agreement shall be extended automatically for a period of time equal to the aggregate period of time that full operation of Customer Mining Equipment was impaired or suspended by Force Majeure Event(s).

16.15

Interruption of Operations. In the event that at any time during the Term (a) there shall be any laws or changes in laws that render cryptocurrency Mining, the operation of the Customer Mining Equipment or the provision of the Services illegal or impractical at the Premises or in the State in which the Premises is located or (b) a Casualty or Interruption occurs, then Operating Partner shall, at its own cost and expense and within sixty (60) days after Operating Partner has knowledge of such law or change in law or within sixty (60) days after such Casualty or Interruption relocate any such Customer Mining

Equipment to a new location as determined by Operating Partner which is owned and/or operated by Operating Partner or an Affiliate of Operating Partner and recommence the provision of the Services and the operation of the Customer Mining Equipment in compliance with applicable law and otherwise as required by, and on the terms and conditions in, this Agreement (provided that during such sixty (60) day period Operating Partner shall not be subject to any Performance Standards Fee under Section 1.2), unless Customer elects to terminate this Agreement upon written notice to Operating Partner. The electricity costs and all other costs payable by Customer in connection with the Services or use of the new location shall not exceed the electricity costs and other costs payable by Customer with respect to the Services and use of the Premises (with appropriate adjustments, as necessary, based on number of miners that have been relocated). As used herein, “Casualty or Interruption” shall refer to (x) any failure or inability to fully operate the Customer Mining Equipment as a result of any Force Majeure Event that interrupts the ability to operate the Customer Mining Equipment for a period of forty-five (45) days or more, (y) a termination of, or loss of Customer’s rights under, this Agreement as a result of any default, termination or foreclosure of any lease, mortgage or similar instrument affecting the Premises or (z) any sale of the Premises that has the effect of terminating this Agreement or terminating or reducing Customer’s rights to receive the Services at the Premises (a “Sale”). Notwithstanding any provision of this Agreement to the contrary, in the event of any relocation of the Customer Mining Equipment in accordance with this Agreement that is not a temporary relocation, the Parties shall enter into a new agreement (or an amendment to this Agreement) respecting the new location for balance of the Term of this Agreement and otherwise on all of the terms, provisions and conditions contained herein.

16.16

Obligations Secured. The Operating Partner’s obligations under this Agreement shall be secured pursuant to the Amended and Restated Security Agreement (the “Security Agreement”) dated as of November 29, 2021, among the Operating Partner, the other grantors party thereto, and Blockchain Access UK Limited, together with its successors and assigns, as administrative agent, as such Security Agreement may be amended, amended and restated, restated, supplemented, or modified from time to time.

16.17	Survival. The provisions contained in Sections 8, 10, 13, and 16, and Exhibits A, B and C shall survive the termination or expiration of this Agreement.

16.18

No Waiver. This Agreement does not, and will not be construed to, affect or limit in any way the terms and provisions of, or waive any right or remedy contained in the Credit Agreement, the Security Agreement or any other agreement by and between Operating Partner or its affiliates and Customer or its affiliates, or the rights and remedies of Customer or its affiliates thereunder and nothing in this Agreement (including, without limitation, any exercise or failure to exercise any right or remedy or any performance or failure to perform any obligations hereunder) is or shall be construed as in any way affecting the rights and obligations of the Operating Partner or its affiliates and Customer or its affiliates under the Credit Agreement, Security Agreement, other agreements, applicable law, or otherwise.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized officers as of the Effective Date.

GRIID INFRASTRUCTURE LLC		BLOCKCHAIN CAPITAL SOLUTIONS (US), INC.

By:	/s/ James D. Kelly III	By:	/s/ Nicolas Cary
Name:	James D. Kelly III	Name:	Nicolas Cary
Title:	Chief Executive Officer	Title:	Director

The undersigned, as a lender under the Credit Agreement and an affiliate of Customer, acknowledges and agrees to the rights of Operating Partner pursuant to Section 3.3 of this Agreement to set off and apply the amounts referred to therein against any outstanding loan obligations under the Credit Agreement:

BLOCKCHAIN ACCESS UK LIMITED

By:	/s/ Nicolas Cary
Name:	Nicolas Cary
Title:	Director

[Signature Page to Mining Services Agreement]

Exhibit A - Definitions

1.

“Affiliate” means, with respect to any Party, a person or entity that controls, is controlled by, or is under common control with such Party. “Control” means (a) the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, partnership or member interests, by contract or otherwise; or (b) the beneficial ownership (either alone, or through or together with any other subsidiary), directly or indirectly, of an interest of 10% or more in such entity.

2.	“Costs” means the Customer Electricity Charge and the Customer Operating Expenses Charge payable hereunder.

3.

“Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of October 9, 2022, by and among Operating Partner, Blockchain Access UK Ltd. and the other parties thereto, as may be amended from time to time.

4.	“Customer Wallet” means a digital wallet for storing Digital Assets at an address provided to Operating Partner by Customer in writing (email sufficient).

5.

“Customer Mining Equipment” means the servers and power supplies provided by Customer to perform the Mining operations set forth in Exhibit B, which may be updated from time to time in accordance with Section 1.1.1. Each specific device within the Customer Mining Equipment is referred to as a “miner” herein.

6.	“Digital Asset” or “Digital Assets” means any denomination of cryptocurrencies, virtual currencies or other digital assets.

7.

“Downtime” means, for each calendar month, time that installed, non-defective Customer Mining Equipment is not available to Mine in accordance with this Agreement, excluding periods of time in which the Customer Mining Equipment that has been delivered to Operating Partner (i) is not available resulting from or relating to Scheduled Maintenance or Emergency Maintenance, or (ii) power curtailment set forth by the power provider.

8.

“Emergency Maintenance” means critical maintenance of the Customer Mining Equipment or Operating Partner’s facilities that cannot wait for Scheduled Maintenance and would result in permanent damage to the Customer Mining Equipment if not addressed expeditiously, provided that such critical maintenance is not required as a result of Operating Partner’s acts or omissions.

9.

“Expected Monthly Hashrate” means the product of, for any given month, (i) the number of Functional Miners (subject to the following sentence) and (ii) the Rated Hashrate of such Functional Miners (subject to the following sentence). For any miner that is not a Functional Miner, the portion of the Expected Monthly Hashrate that would otherwise apply to such miner shall be equitably reduced based on the difference between its Rated Hashrate and the actual hashrate that such defective miner would achieve if operated properly.

10.	“Functional Miners” means a miner of Customer that does not have any defects that prevent such miner from realizing its Rated Hashrate.

11.	“Generated Digital Assets” means, for any Payout Period, the Digital Assets provided as a reward for Mining by the Customer Mining Equipment.

12.

“Intellectual Property Rights” means all forms of intellectual property rights and protections held by such Party and may include without limitation all right, title and interest arising under U.S. common and statutory law, and under the laws of other countries, in and to all (a) patents and all filed, pending or potential applications for patents, including any reissue, reexamination, division, continuation or continuation-in-part applications throughout the world now or hereafter filed; (b) trade secret rights and equivalent rights; (c) copyrights, other literary property or authors rights, whether or not protected by copyright or as a mask work; and (d) proprietary indicia, trademarks, trade names, symbols, domain names, URLs, logos and/or brand names.

13.	“Mine” or “Mining” means the process in which transactions for various forms of Digital Assets are verified and added to a blockchain digital ledger.

14.	“Operating Partner Wallet” means a digital wallet for storing Digital Assets at an address designated by Operating Partner.

15.

“Premises” means, initially, the facility located at [***], as such location may be changed from time to time (i) in the reasonable discretion of Operating Partner, subject to Customer’s consent which shall not be unreasonably withheld or (ii) as required by this Agreement.

16.	“Rated Hashrate” means the rated hashrate of a Customer miner as set forth in Exhibit B.

17.

“Scheduled Maintenance” means the periods when Operating Partner has scheduled the Customer Mining Equipment to be unavailable to Mine in accordance with this Agreement for purposes of preventive and/or corrective maintenance of the Customer Mining Equipment or Operating Partner’s facility, provided that (i) Customer is advised of such periods at least twenty-four (24) hours in advance, (ii) any such individual period may not be longer than five (5) hours in length, and (iii) such periods may not total more than ten (10) hours in any calendar month in aggregate.

18.

“Uptime” means, for each calendar month, the availability of the delivered Customer Mining Equipment for Mining in accordance with this Agreement as a percentage equal to (a) the difference between the total number of minutes of Downtime in such month and the total number of minutes in such month, divided by (b) the total number of minutes in such calendar month.

Exhibit B – Customer Mining Equipment

Product Type

Type	Details
Product Name	HASH Super Computing Server, S19j Pro

Rated hashrate / unit	~100TH/s

Rated power / unit	~3000W

J/T@25°C environment temperature	~30.0

The estimated delivery schedule, reference quantity and total rated hashrate are as follows:

Batch	Shipping Schedule	Reference Quantity	Total Rated Hashrate (T)
1	March 2022	[***]
2	April 2022	[***]	[***]
3	May 2022	[***]	[***]
4	June 2022	[***]	[***]
5	July 2002	[***]	[***]
6	August 2002	[***]

As at the Effective Date, 6,555 units of Customer Mining Equipment with a total rated hashrate of 657,000 are in the possession of Operating Partner at the Premises.

Exhibit C – Customer Operating Expenses Charge

Customer Operating Expenses Charge shall be the following costs and expenses to the extent reasonable and incurred by Operating Partner in providing the Services or repairing or maintaining the Customer Mining Equipment or the Premises specifically dedicated to the Customer Mining Equipment:

1.

Salaries and/or benefits attributable to Operating Partner personnel engaged in providing the Services at the Premises (but if any such personnel perform other work, only an appropriate share of such salaries and/or benefits shall be allocated to Customer Operating Expenses Charge)

2.	Replacement parts for network infrastructure including, without limitation, (i) power distribution units, (ii) breakers, (iii) fuses, (iv) power cords, and (v) other various network infrastructure

3.	Costs of on-site security personnel for the Premises

4.	Portion of the lease payments for the Premises (and Premises maintenance) based upon the pro rata consumption of power by the Customer Mining Equipment.

5.	Customary contractor expenses and equipment rental related to providing Services or repairs or maintenance to Customer Mining Equipment

6.	Customer Mining Equipment installation not covered by the foregoing costs

Any costs or expenses of the foregoing that are provided jointly to Customer and anyone other than Customer shall be allocated fairly between all beneficiary(ies) thereof. Any such costs or expenses provided to portions of the Premises that are used for Operating Partner’s Miners or the Miners of any third party shall not be allocated to Customer.

Notwithstanding anything to the contrary set forth in this Exhibit C or the Agreement, Customer Miner Allocated Operating Expenses shall not include the following:

Real estate taxes and assessments; interest, principal, points and fees on debts or amortization on any mortgage or other debt instrument encumbering the Premises; costs which may be considered capital improvements, capital repairs, capital changes or any other capital costs as determined under generally accepted accounting principles; costs incurred by Operating Partner to the extent that Operating Partner is reimbursed by insurance proceeds or is otherwise reimbursed; depreciation, amortization and interest payments on equipment, materials, tools, supplies and vendor-type equipment purchased by Operating Partner; advertising and promotional expenditures, and costs of acquisition and maintenance of signs in or on the Premises; marketing costs, attorneys’ fees, space planning costs, and other costs and expenses incurred in connection with negotiations or transactions with present or prospective users or other occupants of the Premises; costs, including permit, license and inspection costs, incurred with respect to the installation of improvements or incurred in constructing, renovating or otherwise improving, decorating, painting or redecorating the Premises; expenses in connection with services or other benefits which are not offered to Customer or for which Customer is charged for directly; costs incurred by Operating Partner due to the violation by Operating Partner of the terms and conditions of any agreement relating to the Premises; management fees paid or charged by Operating Partner in connection with the management of the Premises; salaries and other benefits paid to the employees of Operating Partner not directly involved in the operation of the Premises or provision of the Services; rent for any office or other space occupied by Operating Partner personnel; amounts paid to Operating Partner or to subsidiaries or affiliates of Operating Partner for goods and/or services in the Premises to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis; Operating Partner’s general corporate overhead and general and administrative expenses; services provided, taxes, attributable to, and costs incurred in connection with the operation of any parking or garage operations for the Premises; costs incurred in connection with upgrading the Premises to comply with laws, rules, regulations and codes; costs arising from the negligence or willful misconduct of Operating Partner or its agents, employees, licensees, vendors, contractors or providers of materials or services; costs arising from latent defects or repair thereof; costs associated with the operation of the business of the entity which constitutes Operating Partner, including accounting and legal matters, costs incurred in connection with any disputes between Operating Partner and its employees or between Operating Partner and its landlord; and any other costs or expenses which would not normally be treated as Customer Miner Allocated Operating Expenses.

Exhibit D - Approved Rate Card

LENOIR CITY UTILITIES BOARD

LARGE MANUFACTURING SERVICE RATE SCHEDULES

(October 2018)

Availability

These rates shall apply to the firm electric power requirements where (a) a customer’s currently effective onpeak or offpeak contract demand, whichever is higher, is greater than 5,000 kW, and (b) the major use of electricity is for activities conducted at the delivery point serving that customer which are classified with a 2-digit Standard Industrial Classification Code between 20 and 39, inclusive, or classified with 2002 North American Industry Classification System (NAICS) code 5181, or 2007 NAICS codes 5182, 522320, or 541214.

Prior to initially taking any service under any of these schedules, and from time to time thereafter as may be required by Distributor or the Tennessee Valley Authority (TVA), a customer shall certify to both Distributor and TVA that it meets the requirements set forth in condition (b) above. The certification form to be used shall be (i) furnished or approved by TVA, (ii) provided by Distributor to the customer, and (iii) signed and promptly returned by the customer to Distributor. Further, such customer shall promptly certify any change in the status of any of the information contained in the certification form to Distributor.

Service during any period for which a customer does not meet the eligibility requirements set forth in condition (b) above will be made available by Distributor under, and billed in accordance with, the applicable General Power schedule.

Unless otherwise provided for in a written agreement between TVA and the distributor providing service under these rate schedules, for customers served under these rate schedules, the customer’s “meter-reading time” shall be 0000 hours CST or CDT, whichever is currently effective, on the first day of the calendar month following the month for which a bill under these rate schedules is being calculated. Further, in accordance with TVA-furnished or TVA-approved guidelines or specifications, TVA shall have unrestricted remote access to the metering data at all times, as well as unrestricted physical access to the metering facilities for the purpose of confirming remotely-accessed data during such periods as are specified by TVA.

For a customer requesting that its onpeak contract demand be different from its offpeak contract demand, these rate schedules shall be available only for (1) a new contract, (2) a replacement or renewal contract following expiration of the existing contract, or (3) a replacement or renewal contract or an amended existing contract in which the customer is increasing its demand requirements above the existing contract demand level, but under this item (3) neither the new onpeak nor the new offpeak contract demand shall be lower than the customer’s existing contract demand

The Manufacturing Service Rate—Schedule MSB rate schedule shall apply to customers with an onpeak or offpeak contract demand, whichever is higher, greater than 5,000 kW, but not more than 15,000 kW; The Manufacturing Service Rate—Schedule MSC rate schedule shall apply to customers with an onpeak or offpeak contract demand, whichever is higher, greater than 15,000 kW, but not more than 25,000 kW; and the Manufacturing Service Rate—Schedule MSD rate schedule shall apply to customers with an onpeak or offpeak contract demand, whichever is higher, greater than 25,000 kW.

Character of Service

Alternating current, single- or three-phase, 60 hertz. Power shall be delivered at a transmission voltage of 161 kV or, if such transmission voltage is not available, at the highest voltage available in the vicinity, unless at the customer’s request a lower standard voltage is agreed upon.

Base Charges

The base charges for Schedule MSB, Schedule MSC, and Schedule MSD are set forth under the Base Charges Attachment to this Large Manufacturing Service Rate Schedules document. Any references to the Base Charges section of Schedule MSB, Schedule MSC, and Schedule MSD will be deemed to include the Base Charges Attachment.

Adjustment

The base demand and energy charges shall be increased or decreased in accordance with the current Adjustment Addendum published by TVA.

Facilities Rental Charge

There shall be no facilities rental charge under these rate schedules for delivery at bulk transmission voltage levels of 161 kV or higher. For delivery at less than 161 kV, there shall be added to the customer’s bill a facilities rental charge. This charge shall be 36¢ per kW per month except for delivery at voltages below 46 kV, in which case the charge shall be 93¢ per kW per month for the first 10,000 kW and 73¢ per kW per month for the excess over 10,000 kW. Such charge shall be applied to the higher of (1) the highest billing demand established during the latest 12-consecutive-month period or (2) the customer’s currently effective onpeak or offpeak contract demand, whichever is higher, and shall be in addition to all other charges under these rate schedules, including minimum bill charges.

Reactive Demand Charges

If the reactive demand (in kVAR) is lagging during the 30-consecutive-minute period beginning or ending on a clock hour of the month in which the customer’s highest metered demand occurs, there shall be added to the customer’s bill a reactive charge of $1.46 per kVAR of the amount, if any, by which the reactive demand exceeds 33 percent of such metered demand. If the reactive demand (in kVAR) is leading during the 30-consecutive-minute period beginning or ending on a clock hour of the month in which the customer’s lowest metered demand (excluding any metered demands which are less than 25 percent of the highest metered demand) occurs, there shall be added to the customer’s bill a reactive charge of $1.14 per kVAR of the amount of reactive demand. Such charges shall be in addition to all other charges under these rate schedules, including minimum bill charges.

Determination of Seasonal Periods

Summer Period shall mean the June, July, August, and September billing months. Winter Period shall mean the December, January, February, and March billing months. Transition Period shall mean the April, May, October, and November billing months.

Determination of Onpeak and Offpeak Hours

Except for Saturdays, Sundays, November 1, and the weekdays that are observed as Federal holidays for New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day, Onpeak hours for each day shall for purposes of these rate schedules be from 1 p.m. to 7 p.m. during the months of April, May, June, July, August, September and October and from 4 a.m. to 10 a.m. during the months of January, February, March, November, and December. For all other hours of each day and all hours of such excepted days shall be offpeak hours. Such times shall be Central Standard Time or Central Daylight Time, whichever is then in effect. Said onpeak and offpeak hours are subject to change by TVA. In the event TVA determines that such changed onpeak and offpeak hours are appropriate, it shall so notify Distributor at least 12 months prior to the effective date of such changed hours.

Determination of Onpeak and Offpeak Demands,

Maximum Metered Demand, and Energy Amounts

The onpeak and offpeak kWh for any month shall be the energy amounts taken during the respective hours of the month designated under these rate schedules as onpeak and offpeak hours; provided, however, that notwithstanding the metered energy amount, the offpeak energy for any month shall in no case be less than the product of (1) the offpeak billing demand as calculated in the last paragraph below and (2) 110 hours (reflecting a 15 percent load factor applied to the average number of hours in a month).

Distributor shall meter the onpeak and offpeak demands in kW of all customers taking service under these rate schedules. The onpeak metered demand and offpeak metered demand for any month shall be determined separately for the respective hours of the month designated under these rate schedules as onpeak and offpeak hours and, in each case, shall be the highest average during any 30-consecutive-minute period beginning or ending on a clock hour.

Except as provided below, (1) the onpeak billing demand shall be the highest onpeak metered demand in the month, (2) the offpeak billing demand shall be the highest offpeak metered demand in the month, and (3) the maximum billing demand shall be the higher of the onpeak billing demand or offpeak billing demand in the month.

The onpeak billing demand shall in no case be less than the sum of (1) 30 percent of the first 5,000 kW, (2) 40 percent of the next 20,000 kW, (3) 50 percent of the next 25,000 kW, (4) 60 percent of the next 50,000 kW, (5) 70 percent of the next 100,000 kW, (6) 80 percent of the next 150,000 kW, and (7) 85 percent of all kW in excess of 350,000 kW of the higher of the currently effective onpeak contract demand or the highest onpeak billing demand established during the preceding 12 months.

The offpeak billing demand shall in no case be less than the sum of (1) 30 percent of the first 5,000 kW, (2) 40 percent of the next 20,000 kW, (3) 50 percent of the next 25,000 kW, (4) 60 percent of the next 50,000 kW, (5) 70 percent of the next 100,000 kW, (6) 80 percent of the next 150,000 kW, and (7) 85 percent of all kW in excess of 350,000 kW of the higher of the currently effective offpeak contract demand or the highest offpeak billing demand established during the preceding 12 months.

Minimum Bill

The monthly bill under these rate schedules, excluding any facilities rental charges and any reactive charges, shall not be less than the sum of (1) the base customer charge and administrative charge, (2) the portion of the base demand charge, as adjusted, applicable to onpeak billing demand applied to the customer’s onpeak billing demand, (3) the portion of the base demand charge, as adjusted, applicable to maximum billing demand applied to the to the customer’s maximum billing demand, (4) the base onpeak energy charge, as adjusted, applied to the customer’s onpeak energy takings, and (5) the base offpeak energy charge, as adjusted, applied to the higher of customer’s actual offpeak energy takings or the minimum offpeak energy takings amount provided for in the first paragraph of the section of these rate schedules entitled “Determination of Onpeak and Offpeak Demands, Maximum Metered Demand, and Energy Amounts.” Notwithstanding the foregoing, amounts calculated under any fuel cost adjustment that is included in the Adjustment Addendum shall not be applied to any billed offpeak energy that exceeds the metered offpeak energy.

Excess demand charges are excluded from this calculation.

Distributor may require minimum bills higher than those stated above, including, without limitation, charges to cover any additional metering and related costs.

Contract Requirement

Distributor shall require contracts for all service provided under these rate schedules. The contract for Schedule MSB and Schedule MSC customers shall be for an initial term of at least 5 years and any renewals or extensions of the initial contract shall be for a term of at least 1 year; after 10 years of service, any such contract for the renewal or extension of service may provide for termination upon not less than 4 months’ notice. The contract for Schedule MSD customers shall be for an initial term of at least 5 years and any renewals or extensions of the initial contract shall be for a term of at least 5 years; after 10 years of service, any such contract for the renewal or extension of service may provide for termination upon not less than 16 months’ notice. The customer shall contract for its maximum requirements, which shall not exceed the amount of power capable of being used by customer, and Distributor shall not be obligated to supply power in greater amount at any time than the customer’s currently effective onpeak or offpeak contract demand. If the customer uses any power other than that supplied by Distributor under these rate schedules, the contract may include other special provisions. The rate schedule in any power contract shall be subject to adjustment, modification, change, or replacement from time to time as provided under the power contract between Distributor and TVA.

Payment

Bills under these rate schedules will be rendered monthly. Any amount of the bill that is unpaid after the due date specified on bill may be subject to additional charges under Distributor’s standard policy.

Single-Point Delivery

The charges under these rate schedules are based upon the supply of service through a single delivery and metering point, and at a single voltage. If service is supplied to the same customer through more than one point of delivery or at different voltages, the supply of service at each delivery and metering point and at each different voltage shall be separately metered and billed.

Service is subject to Rules and Regulations of Distributor.

	Schedule MSB	Schedule MSC	Schedule MSD
Customer Charge	$[***]	$[***]	$[***]	per delivery point per month

Administrative Charge	$[***]	$[***]	$[***]	per delivery point per month

Demand Charges:

		Schedule MSB ($/kW)	Schedule MSC ($/kW)	Schedule MSD ($/kW)
Summer Period	Onpeak Demand	[***]	[***]	[***]	per month of onpeak billing demand
	Maximum Demand	[***]	[***]	[***]	per month of maximum billing demand
	Excess Demand	[***]	[***]	[***]

per month of the amount, if any, by which (1) the customer’s onpeak billing demand exceeds its onpeak contract demand or (2) the customer’s offpeak billing demand exceeds its offpeak contract demand, whichever is higher.

Winter Period	Onpeak Demand	[***]	[***]	[***]	per month of onpeak billing demand
	Maximum Demand	[***]	[***]	[***]	per month of maximum billing demand
	Excess Demand	[***]	[***]	[***]

per month of the amount, if any, by which (1) the customer’s onpeak billing demand exceeds its onpeak contract demand or (2) the customer’s offpeak billing demand exceeds its offpeak contract demand, whichever is higher.

Transition Period	Onpeak Demand	[***]	[***]	[***]	per month of onpeak billing demand
	Maximum Demand	[***]	[***]	[***]	per month of maximum billing demand
	Excess Demand	[***]	[***]	[***]

per month of the amount, if any, by which (1) the customer’s onpeak billing demand exceeds its onpeak contract demand or (2) the customer’s offpeak billing demand exceeds its offpeak contract demand, whichever is higher.

Energy Charges:

		Schedule MSB (¢/kWh)	Schedule MSC (¢/kWh)	Schedule MSD (¢/kWh)
Summer Period	Onpeak hours	[***]	[***]	[***]	per month for all metered onpeak kWh
	Offpeak hours Block 1	[***]	[***]	[***]	per month for the first 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy
	Offpeak hours Block 2	[***]	[***]	[***]	per month for the next 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy
	Offpeak Hours Block 3	[***]	[***]	[***]	per month for the hours use of metered onpeak demand in excess of 400 hours multiplied by the ratio of offpeak energy to total energy
	Minimum offpeak energy	[***]	[***]	[***]	per month shall be applied to the portion, if any, of the minimum offpeak energy takings amount that is greater than the metered energy.
Winter Period	Onpeak hours	[***]	[***]	[***]	per month for all metered onpeak kWh
	Offpeak hours Block 1	[***]	[***]	[***]	per month for the first 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy
	Offpeak hours Block 2	[***]	[***]	[***]	per month for the next 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy
	Offpeak Hours Block 3	[***]	[***]	[***]	per month for the hours use of metered onpeak demand in excess of 400 hours multiplied by the ratio of offpeak energy to total energy
	Minimum offpeak energy	[***]	[***]	[***]	per month shall be applied to the portion, if any, of the minimum offpeak energy takings amount that is greater than the metered energy.
Transition Period	Onpeak hours	[***]	[***]	[***]	per month for all metered onpeak kWh
	Offpeak hours Block 1	[***]	[***]	[***]	per month for the first 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy

Offpeak hours Block 2	[***]	[***]	[***]	per month for the next 200 hours use of metered onpeak demand multiplied by the ratio of offpeak energy to total energy

Offpeak Hours Block 3	[***]	[***]	[***]	per month for the hours use of metered onpeak demand in excess of 400 hours multiplied by the ratio of offpeak energy to total energy

Minimum offpeak energy	[***]	[***]	[***]	per month shall be applied to the portion, if any, of the minimum offpeak energy takings amount that is greater than the metered energy.